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                                                                   EXHIBIT 10.50


                 Summary of Amendments to Tenneco Inc. Deferred
           Compensation Plan and Tenneco Inc. Incentive Deferral Plan

     On May 9, 2006, Tenneco Inc. adopted amendments to the Tenneco Inc. Deferred Compensation Plan and the Tenneco Inc. Incentive Deferral Plan. These amendments resulted in the following changes to investment options under the
Plans:

     - The Putnam Bond Index Fund was replaced as an investment option under the Plans by the Vanguard Total Bond Market Index.

     - The Putnam S&P 500 Index was replaced as an investment option under the Plans by the Vanguard S&P 500 Index.

     These amendments were adopted effective as of March 24, 2006. The full text of the amendments, once finalized, will be filed with the Securities and Exchange Commission.